Exhibit 99.1

RIOT PLATFORMS REPORTS FIRST QUARTER 2023 FINANCIAL RESULTS, CURRENT OPERATIONAL AND FINANCIAL HIGHLIGHTS

Riot Reports $73.2 Million in Total Revenue, and New All-Time Records in 2,115 Bitcoin Produced and Hash Rate Capacity of 10.5 EH/s

CASTLE ROCK, Colo., May 10, 2023 (GLOBE NEWSWIRE) -- Riot Platforms, Inc. (NASDAQ: RIOT) (“Riot” or “the Company”), an industry leader in Bitcoin (“BTC”) mining and data center hosting, reported financial results for the three-month period ended March 31, 2023. The unaudited financial statements are available on Riot’s website and here.

“Riot achieved a number of important milestones and records during the first quarter of 2023,” said Jason Les, CEO of Riot. “In spite of damage to our immersion Buildings F and G during severe winter storms in Texas in late 2022, we successfully reached new all-time highs for miner deployment, total hash rate capacity, and monthly Bitcoin production. Our teams are also nearing completion of the final buildout and deployment of miners at our Rockdale Facility and have been working to further enhance operating efficiency.

“Riot’s vertically integrated strategy has once again positioned us during this quarter as an industry leader in low-cost, large-scale Bitcoin mining, and I continue to be excited to work with our team to achieve Riot’s vision of becoming the leading Bitcoin-driven infrastructure platform.”

First Quarter 2023 Financial and Operational Highlights

Key financial and operational highlights for the first quarter include:

•

Total revenue of $73.2 million for the three-month period ended March 31, 2023, as compared to $79.8 million for the same three-month period in 2022.  The decrease was primarily driven by lower Bitcoin prices, which averaged $22,704 for the three-month period ended March 31, 2023, a decrease of 44% as compared to $41,241 for the three-month period ended March 31, 2022.  The decrease in Bitcoin price was offset by a 51% increase in Bitcoin mined during the same three-month period in 2022.

•

Produced 2,115 Bitcoin during the three-month period ended March 31, 2023, as compared to 1,405 Bitcoin during the same three-month period in 2022. Higher Bitcoin production was driven by a significant increase in miners deployed year over year.

•	The average cost to mine Bitcoin for the three-month period ended March 31, 2023 was $10,354 per Bitcoin, as compared to $13,590 per Bitcoin for the same three-month period of 2022.

•

Earned $3.1 million in power curtailment credits for the three-month period ended March 31, 2023, as compared to $2.6 million in power curtailment credits earned for the same three-month period in 2022.

•

Mining revenue of $48.0 million for the three-month period ended March 31, 2023, as compared to $57.9 million for the same three-month period in 2022, primarily driven by lower Bitcoin prices and increased curtailment driven by our power strategy to reduce overall power costs.

•

Data center hosting revenue of $9.0 million for the three-month period ended March 31, 2023, as compared to $9.7 million for the same three-month period in 2022, driven by reduced customer billings as a result of lower revenue share from customers due to lower Bitcoin prices.

•

Engineering revenue of $16.1 million for the three-month period ended March 31, 2023, as compared to $12.1 million for the same three-month period in 2022, primarily driven by increased demand from third-party data center and engineering customers.

•

Maintained industry-leading financial position, with $253.6 million in working capital, including $158.3 million in cash on hand (and excluding an additional $29.5 million in restricted cash), and $202.0 million Bitcoin (unaudited), all of which were produced by the Company’s self-mining operations, as of March 31, 2023.

First Quarter 2023 Financial Results

Total revenue for the three-months ended March 31, 2023 was $73.2 million, and consisted of $48.0 million in Bitcoin Mining revenue, $9.0 million in Data Center Hosting revenue, and $16.1 million in Engineering revenue.

Bitcoin Mining revenue in excess of mining cost of revenues for the three-month period ended March 31, 2023 was $26.1 million (54.4% of mining revenue), as compared to $38.9 million (67.0% of mining revenue) for the same three-month period in 2022, a decrease of $12.7 million driven by lower Bitcoin prices during the quarter, and an increase in Bitcoin Mining cost of revenues, relative to the same three-month period in 2022. Bitcoin Mining cost of revenues consist primarily of direct production costs of mining operations, including electricity, labor, and insurance, but excluding depreciation and amortization. The increase in Bitcoin Mining cost of revenues for the three-months ended March 31, 2023 was primarily due to the increase in mining capacity at the Rockdale Facility, which required more headcount and direct costs necessary to maintain and support the mining operations, and an increase in the average mining difficulty of 50.4% in the quarter relative to the same three-month period in 2022.

Data Center Hosting cost in excess of revenues for the three-month period ended March 31, 2023 was $16.6 million. Data Center Hosting costs consist primarily of direct power costs, with the balance primarily incurred for compensation and rent costs. The increase in costs was primarily attributable to the significant increase in capacity at our Rockdale Facility associated with our long-term expansion project.

Engineering revenue in excess of engineering cost of revenue for the year three-month period ended March 31, 2023 was $0.6 million. Engineering cost of revenue consists primarily of direct materials and labor, as well as indirect manufacturing costs, and the increase in costs was primarily tied to the increase in revenue from higher demand for our products from third-party data center customers.

Power curtailment credits received, based on ancillary services fees earned from our participation in ERCOT’s demand response programs and our ability under long-term power agreements to sell power back to the ERCOT grid at market-driven spot prices and thereby reduce our operating costs, totaled approximately $3.1 million for the three-months ended March 31, 2023, as compared to $2.6 million during the same three-month period in 2022, and equate to approximately 137 Bitcoin as computed by using average daily closing Bitcoin prices on a monthly basis.

If power credits were directly allocated between Bitcoin Mining cost of revenues and Data Center Hosting cost of revenues based on proportional power consumption, Bitcoin Mining cost of revenues would have decreased by $1.9 million, increasing Bitcoin Mining revenue in excess of cost of revenues to $28.1 million (58.4% of mining revenue) on a non-GAAP basis, while Data Center Hosting cost of revenues would have decreased by $1.1 million, reducing Data Center Hosting cost in excess of revenues to $(15.5) million on a non-GAAP basis.

Selling, general and administrative expenses during the three-month period ended March 31, 2023 totaled $12.7 million, an increase of $1.8 million relative to the same period in 2022. The increase was primarily related to increases in compensation expenses of $2.8 million as a result of hiring additional employees to support the Company’s ongoing growth, professional fees of $2.0 million primarily related to public company compliance and IT projects, legal fees, and an increase in other general operating costs to support the Company’s growth, offset by a decrease in stock compensation of $5.3 million due to forfeiture of restricted common stock awards.

Net loss for the three-month period ended March 31, 2023 was $(55.7) million, or $(0.33) per share, compared to net income of $36.6 million, or $0.31 per share in the same period of 2022. The net loss for the quarter included non-cash stock-based compensation of $2.2 million, depreciation and amortization of $59.3 million, and non-cash charges of $4.5 million related to impairment of our Bitcoin.

Non-GAAP Adjusted EBITDA for the three-month period ended March 31, 2023 was $7.5 million, as compared to Non-GAAP Adjusted EBITDA of $12.7 million for the same three-month period in 2022.

First Quarter 2023 and Recent Operational Highlights

•	As of April 30, 2023, the Company had a deployed fleet of 94,176 miners and achieved an all-time record hash rate capacity of 10.5 EH/s (which excludes 17,040 miners currently offline in Building G).
•

Ended the month of April with 800 miners staged for deployment. Upon deployment of the staged miners, the Company expects to have a total of 94,976 miners deployed with a hash rate capacity of approximately 10.6 EH/s.

•

Continued the ongoing 400 megawatt (“MW”) expansion at our Rockdale Facility, which is expected to be fully completed in Q2 2023. In Building D, the installation of water-cooling pads has been completed, while in Building E, the evaporative water wall system framing has been installed.

Hash Rate Growth

As previously disclosed, severe winter storms in Texas in late December caused damage to Buildings F and G at our Rockdale Facility, which has led to a delay in our previously stated goal of achieving 12.5 EH/s in total self-mining hash rate capacity in Q1 2023.

Building F has since been brought back online and based on the ongoing repair to Building G, we now anticipate achieving our 12.5 EH/s hash rate capacity target in the second half of 2023.

ATM Offering

In March 2022, the Company entered into an ATM sales agreement under which it could offer and sell up to $500.0 million in shares of the Company’s common stock. Subsequent to March 31, 2023, the Company received net proceeds of approximately $95.7 million ($97.7 million of gross proceeds, net of $2.0 million in commissions and expenses), from the sale of 7,871,700 shares of common stock at a weighted average price of $12.41 per share.

About Riot Platforms, Inc.

Riot’s (NASDAQ: RIOT) vision is to be the world’s leading Bitcoin-driven infrastructure platform.

Our mission is to positively impact the sectors, networks and communities that we touch.  We believe that the combination of an innovative spirit and strong community partnership allows the Company to achieve best-in-class execution and create successful outcomes.

Riot is a Bitcoin mining and digital infrastructure company focused on a vertically integrated strategy. The Company has Bitcoin mining data center operations in central Texas, Bitcoin mining operations in central Texas, and electrical switchgear engineering and fabrication operations in Denver, Colorado.

For more information, visit www.riotplatforms.com.

Safe Harbor

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements rely on the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “will,” “potential,” “hope,” and similar expressions are intended to identify forward-looking statements. These forward-looking statements may include, but are not limited to, statements about the benefits of acquisitions, including financial and operating results, and the Company’s plans, objectives, expectations, and intentions. Among the risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements include, but are not limited to: unaudited estimates of Bitcoin production; our future hash rate growth (EH/s); the anticipated benefits, construction schedule, and costs associated with the Navarro site expansion; our expected schedule of new miner deliveries; our ability to successfully deploy new miners; M.W. capacity under development; we may not be able to realize the anticipated benefits from immersion-cooling; the integration of acquired businesses may not be successful, or such integration may take longer or be more difficult, time-consuming or costly to accomplish than anticipated; failure to otherwise realize anticipated efficiencies and strategic and financial benefits from our acquisitions; and the impact of COVID-19 on us, our customers, or on our suppliers in connection with our estimated timelines. Detailed information regarding the factors identified by the Company’s management which they believe may cause actual results to differ materially from those expressed or implied by such forward-looking statements in this press release may be found in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”), including the risks, uncertainties and other factors discussed under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and the other filings the Company makes with the SEC, copies of which may be obtained from the SEC’s website, www.sec.gov. All forward-looking statements included in this press release are made only as of the date of this press release, and the Company disclaims any intention or obligation to update or revise any such forward-looking statements to reflect events or circumstances that subsequently occur, or of which the Company hereafter becomes aware, except as required by law. Persons reading this press release are cautioned not to place undue reliance on such forward-looking statements.

For further information, please contact:

Investor Contact:
Phil McPherson
IR@Riot.Inc

303-794-2000 ext. 110

Media Contact:
Alexis Brock
303-794-2000 ext. 118
PR@Riot.Inc

Non-U.S. GAAP Measures of Financial Performance

In addition to financial measures presented under generally accepted accounting principles in the United States of America (“GAAP”), we consistently evaluate our use of and calculation of the non-GAAP financial measures, “Adjusted EBITDA” and Adjusted earnings per share (“Adjusted EPS”). EBITDA is computed as net income before interest, taxes, depreciation, and amortization. Adjusted EBITDA is a financial measure defined as EBITDA, adjusted to eliminate the effects of certain non-cash and/or non-recurring items that do not reflect our ongoing strategic business operations, which management believes results in a performance measurement that represents a key indicator of the Company’s core business operations of Bitcoin mining. The adjustments include fair value adjustments such as derivative power contract adjustments, equity securities value changes, and non-cash stock-based compensation expense, in addition to financing and legacy business income and expense items. We exclude impairments and gains or losses on sales or exchanges of Bitcoin from our calculation of Adjusted EBITDA for all periods presented.

Adjusted EPS is a financial measure defined as Adjusted EBITDA divided by our diluted weighted-average shares outstanding.

We believe Adjusted EBITDA and Adjusted EPS can be important financial measures because they allow management, investors, and our board of directors to evaluate and compare our operating results, including our return on capital and operating efficiencies, from period-to-period by making such adjustments.

Adjusted EBITDA and Adjusted EPS are provided in addition to, and should not be considered to be a substitute for, or superior to, net income, the most comparable measure under GAAP for Adjusted EBITDA, and to diluted net income (loss) per share, the most comparable measure under GAAP for Adjusted EPS. Further, Adjusted EBITDA and Adjusted EPS should not be considered as an alternative to revenue growth, net income, diluted earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing our results as reported under GAAP.

The following table reconciles Adjusted EBITDA to Net income (loss), the most comparable GAAP financial metric:

	Three Months Ended
	March 31,
	2023	2022
Net income (loss)	$(55,688)	$36,578
Interest (income) expense	3,830	357
Income tax expense (benefit)	(4,969)	312
Depreciation and amortization	59,340	14,245
EBITDA	2,513	51,492

Adjustments:
Non-cash/non-recurring operating expenses:
Stock-based compensation expense	(2,296)	3,042
Acquisition-related costs	—	78
Change in fair value of derivative asset	5,778	(43,683)
Change in fair value of contingent consideration	—	176
Unrealized (gain) loss on marketable equity securities	—	1,611
Casualty-related charges (recoveries), net	1,526	—
Other revenue, (income) expense items:
License fees	(24)	(24)
Adjusted EBITDA	$7,497	$12,692

The following table reconciles Adjusted EPS to Diluted net income (loss) per share, the most comparable GAAP financial metric:

	Three Months Ended
	March 31,
	2023	2022
Diluted net income (loss) per share	$(0.33)	$0.31
Interest (income) expense	0.02	—
Income tax expense (benefit)	(0.03)	—
Depreciation and amortization	0.35	0.12
EBITDA	0.01	0.43

Adjustments, per share:
Non-cash/non-recurring operating expense:
Stock-based compensation expense	(0.01)	0.03
Acquisition-related costs	—	—
Change in fair value of derivative asset	0.03	(0.37)
Change in fair value of contingent consideration	—	—
Unrealized (gain) loss on marketable equity securities	—	0.01
Casualty-related charges (recoveries), net	0.01	—
Other revenue, (income) expense items:
License fees	—	—
Adjusted EPS	$0.04	$0.10

Diluted weighted average number of shares outstanding	167,342,500	117,042,347

In addition to the non-GAAP financial measures of Adjusted EBITDA and Adjusted EPS described above, we believe “Bitcoin Mining revenue in excess of cost of revenues, net of power curtailment credits”, “Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits”, “Cost of revenues – Bitcoin Mining, net of power curtailment credits” and “Cost of revenues – Data Center Hosting, net of power curtailment credits” are additional performance measurements that represent a key indicator of the Company’s core business operations of both Bitcoin mining and Data Center Hosting.

We believe our ability to offer power back to the grid at market-driven spot prices, thereby reducing our operating costs, is integral to our overall strategy, specifically our power management strategy and our commitment to supporting the ERCOT grid. While participation in various grid demand response programs may impact our Bitcoin production, we view this as an important part of our partnership-driven approach with ERCOT and our commitment to being a good corporate citizen in our communities.

We also believe netting the power sales against our costs can be an important financial measure because it allows management, investors, and our board of directors to evaluate and compare our operating results, including our operating efficiencies, from period-to-period by making such adjustments. We have allocated the benefit of the power sales to our Data Center Hosting and Bitcoin Mining segments based on their proportional power consumption during the periods presented.

Bitcoin Mining revenue in excess of cost of revenues, net of power curtailment credits, Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits, Cost of revenues – Bitcoin Mining, net of power curtailment credits and Cost of revenues – Data Center Hosting, net of power curtailment credits are provided in addition to and should not be considered to be a substitute for, or superior to Revenue – Bitcoin Mining, Revenue – Data Center Hosting, Cost of revenues – Bitcoin Mining or Cost of revenues – Data Center Hosting as presented in our consolidated statements of operations.

The following table presents reconciliations of these measurements to the most comparable U.S. GAAP financial metrics:

	Three Months Ended
	March 31,
	2023	2022
Bitcoin Mining
Revenue	$48,023	$57,945

Cost of revenues	21,899	19,094
Power curtailment credits	(1,937)	(611)
Cost of revenues, net of power curtailment credits	19,962	18,483
Bitcoin mining revenue in excess of cost of revenues, net of power curtailment credits	$28,061	$39,462
Bitcoin mining revenue in excess of cost of revenues, net of power curtailment credits as a percentage of revenue	58.4%	68.1%

Data Center Hosting
Revenue	$9,042	$9,694

Cost of revenues	$25,660	$14,985
Power curtailment credits	(1,138)	(1,941)
Cost of revenues, net of power curtailment credits	24,522	13,044
Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits	$(15,480)	$(3,350)
Data Center Hosting revenue in excess of cost of revenues, net of power curtailment credits as a percentage of revenue	(171.2)%	(34.6)%

Total power curtailment credits	$(3,075)	$(2,552)